PRESS RELEASE

Acquisitions Contact:	Media Contact:

Mark D. Engstrom EVP — Acquisitions Healthcare Trust of America, Inc. 480.998.3478 markengstrom@htareit.com	Claire Koeneman President Financial Relations Board 312.640.6745 ckoeneman@mww.com

Healthcare Trust of America, Inc. Executes Agreement to Acquire an Approximately 191,612 Square
Foot Medical Office Building in Pittsburgh, Pennsylvania

Scottsdale, Arizona (April 8, 2010) – Healthcare Trust of America, Inc. (“HTA”), a self-managed, non-traded, real estate investment trust, announced the execution of an agreement to acquire a medical office building located in Pittsburgh, Pennsylvania for approximately $40,650,000. The closing of the acquisition is subject to the satisfaction of a number of conditions.

The Federal North Medical Office Building is an approximately 191,612 square foot, Class A medical office building, located approximately one mile from the Central Business District and two blocks from the Allegheny General Hospital (AGH), a flagship hospital in the West Penn Allegheny Health System. Allegheny General Hospital is a 724-bed academic center that has been serving Pittsburgh’s residents since 1885.

The four-story, multi-tenant building is 99.2% leased to nine tenants. AGH occupies or guarantees over 85% of the tenancy in the Federal North Building for a weighted average remaining lease term in excess of 10 years. The services provided in the building include Orthopedics, Urology, Radiology, Core Labs, Endoscopy, Women’s Health, General Medicine, and Digestive Health Services. The three-story building was built in 1999 and includes a four-level, 525 space parking garage which serves the tenants and visitors of the building.

“This is an opportunity to acquire an asset that is integral to the outpatient care delivery for this campus,” stated Mark D. Engstrom, Executive Vice President of Acquisitions for HTA. “This is a core asset for our portfolio due to its location, long term tenancy, and the affiliation with a large academic medical center such as Allegheny General Hospital.”

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. is a self-managed, publicly registered, non-traded real estate investment trust. In 2010, HTA has acquired approximately $146 million in medical office and healthcare-related assets. These assets include a total of nine acquisitions, including HTA exercising its option to purchase the remaining minority interest in an ownership entity of an existing asset, representing approximately 673,000 square feet. Since its formation in 2006, HTA has made 61 geographically diverse acquisitions valued at approximately $1.61 billion based on purchase price, which includes 192 buildings and two other real estate-related assets. HTA’s portfolio totals approximately 8.1 million square feet, and includes 173 medical office buildings, six hospitals, nine skilled nursing and assisted living facilities and four other office buildings located in 21 states.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the growth and value of HTA’s portfolio and the value that the new building would add to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the acquisition of the building may not be completed if the conditions to closing are not satisfied; the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economy of Pittsburgh, Pennsylvania; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; uncertainties relating to the implementation of HTA’s investment strategy; and other risk factors as detailed from time to time in HTA’s periodic reports, as filed with the Securities and Exchange Commission.